EXHIBIT 99.23

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1 (this "Amendment No. 1"), dated as of September 27, 1999, amending the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 15, 1999, among ASARCO CYPRUS INCORPORATED, a Delaware corporation ("Parent"), ACO ACQUISITION CORP., a New Jersey corporation, CAM ACQUISITION CORP., a Delaware corporation, ASARCO INCORPORATED, a New Jersey corporation ("ASARCO"), and CYPRUS AMAX MINERALS COMPANY, a Delaware corporation ("Cyprus").

         WHEREAS, each of ASARCO and Cyprus has determined to postpone until October 7, 1999 the meeting of its respective shareholders to consider and vote upon a proposal to approve and adopt the Merger Agreement;

         WHEREAS, the parties have agreed to permit one another for a limited period of time to explore alternatives to the Merger Agreement;

         WHEREAS, Section 7.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein; and

         WHEREAS, the parties hereto desire to amend the Merger Agreement in certain respects;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment No. 1, and fully intending to be legally bound hereby, the parties agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings provided therefor in the Merger Agreement.

         2. Suspension of Certain Covenants. The parties hereto hereby agree that the covenants of the parties contained in Sections 5.10(a), (b)(iii) and
(c) and 5.11(a), (b)(iii) and (c) of the Merger Agreement shall be suspended and shall be of no force or effect during the period (the "Suspension Period") beginning upon the execution and delivery of this Amendment No. 1 and ending at 9:00 A.M., New


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York City time, on Tuesday, October 5, 1999; provided, that Section 5.10(b)(iii)
is suspended during such period only to the extent necessary for Cyprus to enter into any confidentiality agreement related to any Cyprus Takeover Proposal and provided that Section 5.11(b)(iii) is suspended during such period only to the extent necessary for ASARCO to enter into any confidentiality agreement related to any ASARCO Takeover Proposal.

         3. Right to Terminate. Either ASARCO or Cyprus may, at any time prior to the expiration of the Suspension Period, unilaterally terminate the Merger Agreement for any reason by delivery of a written notice to the other party to such effect exercising such right; provided that contemporaneously or prior to delivery of such notice the party terminating the Merger Agreement shall pay to the non-terminating party $45 million in the case that Cyprus is the terminating party and $40 million in the case that ASARCO is the terminating party, payable by wire transfer of immediately available funds; provided, further, that no termination pursuant to Section 3 of this Amendment No. 1 shall be effective prior to receipt by the non-terminating party of such payment. The right to terminate the Merger Agreement provided in this Section 3 shall expire simultaneously with the expiration of the Suspension Period. In the event that the Merger Agreement is terminated pursuant to this paragraph 3, neither party shall be entitled to any payment pursuant to Section 7.3 of the Merger Agreement.

         4. Postponement of Shareholders Meetings. The ASARCO Shareholders Meeting and the Cyprus Shareholders Meeting, currently scheduled to be held on September 30, 1999, shall be postponed until October 7, 1999.

         5. Reinstatement of Merger Agreement. In the event that the Merger Agreement is not terminated pursuant to Section 3 above, the Merger Agreement shall be reinstated in its entirety and the provisions of this Amendment No. 1 shall be null and void and shall cease to be of any further force or effect; provided, that any action taken or failure to act by either party during the Suspension Period in reliance on this Amendment No. 1 shall be deemed to be in conformity with the Merger Agreement.

         6. Miscellaneous. To the extent that any provision of this Amendment No. 1 contravenes or is inconsistent with any provision of the Merger Agreement, to the extent such latter provision would be effective or operative during the Suspension Period, the provisions of this Amendment No. 1 shall supercede any contrary or inconsistent provision contained in the Merger Agreement. Except as



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otherwise provided hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect. Wherever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents and instruments, such reference shall be to the Merger Agreement as amended hereby.

         7. Counterparts. This Amendment No. 1 may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

         8. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent the provisions of this Amendment No. 1 are expressly governed by or derive their authority from the NJBCA.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the date first above written.


                            ACA HOLDING INCORPORATED

                            By:     /s/ Milton H. Ward
                               ----------------------------------------
                               Name:  Milton H. Ward
                               Title:  Chairman and Co-Chief Executive Officer

                            By:     /s/ Francis R. McAllister
                               ----------------------------------------
                               Name: Francis R. McAllister
                               Title:  President and Co-Chief Executive
                                       Officer

                            ACO ACQUISITION CORP.

                            By:     /s/ Francis R. McAllister
                               ----------------------------------------
                               Name: Francis R. McAllister
                               Title: Vice President

                            CAM ACQUISITION CORP.

                            By:     /s/ Gerald J. Malys
                               ----------------------------------------
                               Name: Gerald J. Malys
                               Title: President and Treasurer

                            ASARCO INCORPORATED

                            By:     /s/ Francis R. McAllister
                               ----------------------------------------
                               Name: Francis R. McAllister
                               Title:  Chairman and Chief Executive Officer

                            CYPRUS AMAX MINERALS COMPANY

                            By:     /s/ Milton H. Ward
                               ----------------------------------------
                               Name:  Milton H. Ward
                               Title:  Chairman and Chief Executive Officer


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